Exhibit 99.1

Investor Relations for Hillenbrand	Public Policy & Engagement for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations	Contact: Chris Lowery, Director, Public Policy & Engagement
Phone: 812-931-5001	Phone: 812-934-1850
E-mail: chris.gordon@hillenbrand.com	Email: chris.lowery@hillenbrand.com

Hillenbrand Announces Planned Resignation of Cynthia Lucchese,
Senior Vice President and CFO

BATESVILLE, Ind., December 17, 2013 /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) today announced that Cynthia Lucchese, Senior Vice President and Chief Financial Officer, will be leaving the company effective March 31, 2014 in order to pursue other professional opportunities. A comprehensive search for her replacement will begin immediately.

Lucchese joined the Hillenbrand executive team in 2008 to help build the new public company and execute the growth strategy. “Cindy has been a key member of our team as we have moved from a $650 million casket company serving North America to a $1.6 billion global diversified industrial company doing business in over 40 countries around the world,” said Joe Raver, Hillenbrand’s President and CEO. “I want to thank her for her leadership and many contributions to Hillenbrand over these past five years.”

Commented Lucchese, “I am proud of what we have accomplished and the remarkable transformation we have made. Hillenbrand has an incredibly bright future and I wish the team continued success.”

About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F